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EXHIBIT 11

                            INFOMED HOLDINGS, INC.
                        COMPUTATION OF LOSS PER SHARE
                   FOR THE THREE MONTHS ENDED SEPTEMBER 30,




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


PRIMARY EARNINGS PER SHARE:                                                             1996            1995
                                                                                    -----------     -----------
NET INCOME                                                                          $    11,332     $     47,927

Less dividends on the Company's preferred stock                                         (66,250)         (66,250)
                                                                                    -----------     ------------

        Net loss available to common shareholders                                   $   (54,918)    $    (18,323)
                                                                                    ===========     ============

Weighted average common shares outstanding                                            2,348,155        2,318,445
                                                                                    ===========     ============

Net loss per share                                                                  $     (0.02)    $      (0.01)
                                                                                    ===========     ============

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        Fully diluted earnings per share is not presented as amounts do not differ significantly from primary earnings per share.